Exhibit 99.8

LEHMAN BROTHERS

July 21, 2008

CONSENT OF LEHMAN BROTHERS INC.

We hereby consent to (i) the inclusion of our opinion letter, dated June 20, 2008, to the Board of Directors of Credence Systems Corporation (the “Company”), as an Annex to the joint prospectus/proxy statement that forms a part of the Registration Statement on Form S-4 of the Company, as filed by the Company on July 21, 2008 (the “Registration Statement”), relating to the proposed business combination transaction between the Company and LTX Corporation and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary—The Merger Agreement—Opinions of Financial Advisors,” “The Merger—Background of the Merger,” “The Merger—Credence Board of Directors’ Recommendation,” “The Merger—Opinion of Financial Advisor to the Credence Board of Directors” and “Summary Merger Forecasts.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours, LEHMAN BROTHERS INC.

By:	/s/ Richard Hardegree
Name: Richard Hardegree Title: Managing Director

LEHMAN BROTHERS

745 SEVENTH AVENUE     NEW YORK, NY 10019     TELEPHONE 212 526 7000